Exhibit 99.1

Thursday, March 5, 2009

ANGIOTECH PHARMACEUTICALS, INC. ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER ENDED DECEMBER 31, 2008

Vancouver, BC, March 5, 2009 – Angiotech Pharmaceuticals, Inc. (NASDAQ: ANPI, TSX: ANP) today announced its financial results for the fourth quarter and year ended December 31, 2008.

“During 2008 we achieved solid sales results in our Medical Products Business and were able to sustain progress on our most important new technology initiatives despite a challenging year for TAXUS,” said Dr. William Hunter, President and CEO of Angiotech. “Not only did we increase Medical Products sales compared to 2007, but we were able to achieve this growth while making reductions to our operating expenses. This has been a challenging year with many factors including the turmoil in the capital and credit markets impacting our company, and under those circumstances I am proud of the results our team was able to deliver in 2008.”

Fourth Quarter Financial Highlights

Total revenue was $62.1 million.

  Net product sales were $46.1 million.
  Royalty revenue was $15.7 million.
  Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, adjusted to exclude certain non-cash and non-recurring items) was $10.3 million.
  Research and development expenses were $7.7 million, and as adjusted to exclude non-cash stock-based compensation expenses and non-recurring termination related costs were $6.9 million. These results compare to $10.7 million and $8.8 million, respectively, in the third quarter of 2008, reflecting a reduction in expenses of 21.6% in a single quarter on an adjusted basis. This reduction is in addition to the 49% reduction in research and development expenses already reported in the third quarter as compared to the second quarter of 2008.
  Selling, general and administrative expenses were $21.4 million, and as adjusted to exclude non-cash stock- based compensation expenses, non-recurring termination related costs and intellectual property litigation costs, were $19.0 million. These results compare to $23.4 million and $20.5 million, respectively, in the third quarter of 2008 and to $26.8 million and $23.5 million, respectively, in the comparable period of 2007. Importantly, we were able to achieve higher sales during 2008 on lower absolute levels of selling, general and administrative expenses as compared to 2007.
  GAAP net loss and net loss per share from continuing operations for the quarter were $77.0 million and $0.90, respectively, compared to $27.9 million and $0.29 for the fourth quarter of 2007. The increase in the net loss of $49.1 million is due primarily to a write-down of goodwill recorded during the quarter. Under GAAP, circumstances that could indicate a “goodwill impairment” include significant declines in a company’s share price, adverse changes or outcomes in legal or regulatory matters, technological advances that may significantly impact a company’s or a partner’s products or services, or unanticipated competition.
  Due to the continued decline in our market value in the fourth quarter of 2008 and the further negativeindicators for the capital markets and the economy as a whole, we updated our impairment tests of goodwilland acquired intangible assets and concluded a further impairment had occurred in the carrying amounts ofgoodwill associated with both our Medical Products and Pharmaceutical Technologies segments.Accordingly, we recorded an impairment charge to goodwill, which is a non-cash accounting item, of $50.3million in the fourth quarter of 2008, in addition to the write-down of goodwill of $599.4 million recordedin the third quarter of 2008, leaving no goodwill on our books as of December 31, 2008.
  As of December 31, 2008, cash, short and long-term investments were $41.4 million and net debt was $535.2 million.

Significant Recent Developments

New Senior Secured Credit Facilities. On March 2, 2009 we announced that we had completed a financing transaction with Wells Fargo Foothill, LLC. The financing includes a delayed draw secured term loan facility of up to $10 million, and a secured revolving credit facility with a borrowing base derived from the value of certain of the Company’s finished goods inventory and accounts receivable, providing up to an additional $22.5 million in available credit, subject to certain terms and conditions. Any borrowings outstanding under the term loan and revolving credit facility bear interest ranging from LIBOR + 3.25% to LIBOR +3.75%, with a minimum Base LIBOR Rate of 2.25% . The term loan and the revolving credit facility include certain covenants and restrictions with respect to our operations, require us to maintain certain levels of Adjusted EBITDA and interest coverage ratios, among other terms and conditions, and are secured by the assets of the Company and its Canadian and U.S. subsidiaries. The purpose of the financings is to provide additional liquidity and capital resources for working capital and general corporate purposes.

Financial and Strategic Alternatives Process. During approximately the last eight calendar quarters, our royalty revenue has declined significantly, primarily due to lower than expected royalties derived from sales by our partner Boston Scientific Corporation (“BSC”) of TAXUS® coronary stent systems. This decline in royalty revenue has significantly impacted our ability to fund our operations and service our debt obligations, and has impacted our liquidity position. During 2008, our management and Board of Directors determined to explore and pursue various restructuring and cost reduction initiatives in order to conserve our liquidity, as well as various financial and strategic transactions that could potentially reduce or eliminate our existing debt obligations and improve our working capital position.

On July 7, 2008, we announced that our Board of Directors had authorized a transaction to create a new subsidiary, Angiotech Pharmaceutical Interventions Inc. (“API”), and that we would contribute certain business assets and intellectual property to API, primarily consisting of business assets of Angiotech other than the intellectual property and royalty revenue related to TAXUS® coronary stent systems. In connection with this transaction, we were to receive $200 to $300 million of new financing from new investors to establish API, which financing was targeted to reduce substantial amounts of our existing debt obligations with equivalent amounts of convertible debt bearing interest in additional equity of the newly created subsidiary in kind, as opposed to cash. This transaction, if approved by our shareholders and completed, would have substantially reduced our annual cash pay interest obligations.

On September 22, 2008, we announced that we had postponed the planned shareholder vote regarding the proposed API transaction. As of that date, given the time required for more extended discussions to address concerns of certain of our shareholders and bondholders, and given various other factors impacting our business and cash position (including lower expected revenues derived from BSC), we did not believe we would be able to satisfy the transaction condition with respect to the minimum level of cash and cash equivalents required to be held at the time of the transaction’s close.

On September 22, 2008, we also announced that we would pursue various initiatives to reduce operating costs and further focus our business efforts. Our remaining resources subsequent to these initiatives have been focused primarily on our existing medical device products business, with particular emphasis on certain existing product brands and on selected new products that have recently launched, including Quill™ SRS and the HemoStream™ Chronic Dialysis Catheter.

Since the September 22 announcement, Angiotech and its Board of Directors have been pursuing other financing alternatives to address the Company’s working capital needs for its business initiatives, as well as to address potential liquidity issues that may arise relating to our current balance sheet structure.

On November 12, 2008, the API transaction was terminated. On November 21, 2008, we announced that we had engaged the Blackstone Group to assist us in exploring various alternatives for our business and capital structure, including, but not limited to, the secured senior secured financing facilities discussed above, assisting us in exploring various financial and strategic alternatives that could generate significant capital to facilitate our ability to refinance, reduce or eliminate our existing indebtedness, evaluating various restructuring alternatives to pursue with the holders of our Senior Floating Rate Notes due 2013 and our 7.75% Senior Subordinated Notes due 2014 and assisting us in evaluating proposals or potential proposals from various financial parties regarding a significant investment of capital.

Our cash inflows and the amounts of expenditures that will be necessary to execute our business plan are subject to numerous uncertainties, including but not limited to: changes in drug-eluting coronary stent markets, including the impact of new competitive entrants into such markets, and the sales achieved in such markets by our partner BSC, the timing and success of product sales and marketing initiatives and new product launches, the timing and success of our research, product development and clinical trial activities, the timing of completing certain operational initiatives, our ability to effect reductions in certain aspects of our budgets in an efficient and timely manner, and changes in interest rates. These and other uncertainties may adversely affect our liquidity and capital resources to a significant extent and may force us to further reduce our expenditures on research and development or on our various new product and sales and marketing initiatives in order for us to continue to service our debt obligations. Such further reductions in our budgeted expenditures may have an adverse effect on our new product development and sales growth initiatives and reduce our ability to achieve the revenue growth targets, product launch or new product development timelines in our current operating plan. There can also be no assurance that such reductions in expenditures will be adequate to provide enough cash flow to continue to service our current level of debt obligations.

In particular, should our royalties received from BSC decline more significantly than we expect in future periods as a result of new competitive entrants into the U.S. drug-eluting stent market, our liquidity may be adversely affected, and we may be forced to explore alternative funding sources through debt, equity or other public or private securities offerings, or to pursue certain reorganization, restructuring or other strategic alternatives. There can be no assurance that if we pursue such financing activities that alternative sources of funding would be available to us on attractive terms, if at all. In addition, we may not be able to complete any restructuring, reorganization or strategic activities on terms that would be favorable for us or our shareholders. Capital markets conditions have deteriorated significantly during 2008 and 2009, including a significant and material decline in the level of corporate lending activity, combined with a significant increase in the cost of any such lending. Current market conditions may have a material impact on our ability to secure any alternative source of funding, our ability to secure interim financing or to complete any of the activities as described on favorable terms, if at all.

Fourth Quarter Business Highlights

Promoted Brand Strategy. Sales of our currently marketed Promoted Brand products continued to demonstrate higher revenue growth as compared to our overall product portfolio, consistent with recent prior quarters. Revenue growth in our Promoted Brand products was approximately 39%, contributing to an aggregate growth rate of approximately 6% in total product revenue in the fourth quarter of 2008 as compared to the fourth quarter of 2007. Revenue growth was approximately 46% for our Promoted Brand products, and 12% for all products, respectively, for the full year 2008 as compared to 2007. We observed continued commercial progress with our proprietary Quill SRS product line in the fourth quarter. At the end of the quarter, we had 596 hospital customers, which exceeded our goal of 500 hospital customers by the end of 2008.

Base Medical Products Sales. Sales of products outside of our Promoted Brand product group were stable during the quarter and indicated growth year over year. Revenue growth in our base Surgical, Interventional and Specialties businesses (excluding Promoted Brands) was approximately flat in the fourth quarter of 2008 as compared to the same period in 2007, and approximately 6% for the full year 2008 as compared to 2007.

FDA Approval Received by our Partner BSC for TAXUS Liberté® and TAXUS Express Atom™ Stents. On October 10, 2008, we announced that BSC had received approval from the United States Food and Drug Administration (“FDA”) to market and sell the second generation TAXUS Liberté® Paclitaxel-Eluting Coronary Stent System in the United States. On September 25, 2008, we announced that BSC had received approval from the FDA to market and sell the Taxus Express2 Atom™ Paclitaxel-Eluting Coronary Stent System in the United States. We are entitled to receive royalties based on the commercial sale of these products by BSC.

Enrollment Completed for TAXUS PERSEUS Clinical Trial. On October 8, 2008, we announced that BSC had completed enrollment in the PERSEUS clinical trial, designed to evaluate the third-generation TAXUS Element paclitaxel-eluting coronary stent. The PERSEUS clinical program has enrolled nearly 1,500 patients at 100 U.S. and international centers since July 2007, and will compare the TAXUS Element Stent to the prior-generation TAXUS Express2 Stent marketed in the United States since 2004.

Financial Information

This press release contains the condensed financial statements derived from the audited consolidated financial statements for the year ended December 31, 2008 and 2007. Full audited consolidated financial statements and Management’s Discussion and Analysis for the year ended December 31, 2008, will be filed on Form 10-K on or before March 16, 2009.

Amounts, unless specified otherwise, are expressed in U.S. dollars. Financial results are reported under U.S. Generally Accepted Accounting Principals (“GAAP”) unless otherwise noted. All per share amounts are stated on a diluted basis unless otherwise noted.

Use of Certain Non-GAAP Financial Measures

Certain financial results presented in this press release include non-GAAP measures that exclude certain items. Adjusted net loss from continuing operations, adjusted net loss per share from continuing operations and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) exclude certain non-cash and non-recurring items such as, goodwill and financing charges, write downs, acquisition related amortization charges, acquired in-process research and development relating to license agreements and acquisitions, stock-based compensation expense, foreign exchange gains or losses relating to translation of foreign denominated items and other non-recurring items. Adjusted net loss from continuing operations, adjusted net loss per share from continuing operations and Adjusted EBITDA also exclude litigation expenses related to defending intellectual property claims. Revenue, as adjusted, excludes non-recurring, non-operating revenue derived from license agreements and other license revenue, net of license fees due to licensors and excludes amounts accrued for costs incurred. Adjusted net loss from continuing operations, adjusted net loss per share from continuing operations, revenue, as adjusted, and Adjusted EBITDA do not have any standardized meaning prescribed by GAAP and therefore may not be comparable to similar measures presented by other issuers. Management uses these non-GAAP or adjusted operating measures to establish operational goals and believes that these measures may assist investors in evaluating the results of the business and analyzing the underlying trends in our business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, financial reporting measures prepared in accordance with GAAP. We have provided a reconciliation of these measures to GAAP in the attached tables.

Conference Call Information

A conference call to discuss these financial results will be held today, Thursday March 5, 2009 at 7:00 AM PT (10:00 AM ET).

Dial-in information:
North America (toll-free): (800) 291-9234
International: (617) 614-3923
Enter passcode: 52474180

A replay archive of the conference call will be available until March 12, 2009 by calling (888) 286-8010 (in North America) or (617) 801-6888 (International) and entering passcode 36405359.

A live webcast will be available to all interested parties through the Investors section of Angiotech’s website: www.angiotech.com

ANGIOTECH PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	Three months ended				Three months ended
(in thousands of U.S.$, except share and per share data)	December 31, 2008				December 31, 2007
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
REVENUE
Royalty revenue	$15,676	$-		$15,676	$27,158	$-		$27,158
Product sales, net	46,054	-		46,054	43,935	(401)	a	43,534
License fees	352	(352)	b	-	266	(266)	b	-
	62,082	(352)		61,730	71,359	(667)		70,692

EXPENSES
License and royalty fees	2,774	-		2,774	4,527	-		4,527
Cost of products sold	23,622	-		23,622	23,578	(85)	c	23,493
Research and development	7,723	(776)	d	6,947	13,556	(150)	d	13,406
Selling, general and administrative	21,381	(2,420)	e	18,961	26,782	(3,276)	e	23,506
Depreciation and amortization	8,421	(7,460)	f	961	8,826	(7,993)	f	833
In-process research and development	-	-		-	125	(125)	g	-
	63,921	(10,656)		53,265	77,394	(11,629)		65,765
Operating (loss) income	(1,839)	10,304		8,465	(6,035)	10,962		4,927
Other income (expenses):
Foreign exchange gain (loss)	(1,032)	1,032	h	-	173	(173)	h	-
Investment and other income	(498)	544	i	46	511	155	i	666
Interest expense on long-term debt	(10,639)	559	j	(10,080)	(12,774)	558	j	(12,216)
Write-down and other deferred financing charges	(3,000)	3,000	k	-	-	-		-
Write-down / loss on redemption of investments	(10,964)	10,964	l	-	-	-		-
Write-down of assets held for sale	(1,283)	1,283	m	-	-	-		-
Write-down of goodwill	(50,285)	50,285	n	-	-	-		-
	(77,701)	67,667		(10,034)	(12,090)	540		(11,550)

(Loss) income from continuing operations before
income taxes	(79,540)	77,971		(1,569)	(18,125)	11,502		(6,623)
Income tax (recovery) expense	(2,577)	3,629	o	1,052	6,788	3,626	o	10,414
(Loss) income from continuing operations	(76,963)	74,342		(2,621)	(24,913)	7,876		(17,037)
Net loss from discontinued operations, net of income
taxes	-	-		-	(2,946)	2,946		-
Net (loss) income for the period	$(76,963)	$74,342		$(2,621)	$(27,859)	$10,822		$(17,037)

Basic and diluted net loss per common share from
continuing operations	$(0.90)			$(0.03)	$(0.29)			$(0.20)

Weighted average shares outstanding (000’s) – basic and
diluted	85,118			85,118	85,030			85,030

a.	Amounts accrued for costs incurred, and potential future costs, related to our offer to accept returns of Contour Threads brand product as part of consolidation and discontinuation of the Contour Threads brand name, coincident with the launch of our Quill SRS brand name.

b.	Non-recurring, non-operating license revenue.

c.	Change in estimate of accounting for excess and obsolete inventory resulting from the alignment during the fourth quarter of 2007 of inventory policies across our various manufacturing operations.

d.	Research and development adjustments:

		Three months	Three months
		ended	ended
		Dec 31, 2008	Dec. 31, 2007
	Stock-based compensation	$(125)	$(150)
	Termination and reorganization costs	(338)	-
	Non-recurring research and development expenses and intellectual property license agreement	(313)	-
		$(776)	$(150)
e.	Selling, general and administrative adjustments:
		Three months	Three months
		ended	ended
		Dec 31, 2008	Dec 31, 2007
	Stock-based compensation	$(333)	$(721)
	Termination and reorganization costs	(1,245)	(3,526)
	Litigation expenses relating to defending intellectual property claims	(177)	971
	Non-recurring financing fees	(665)	-
		$(2,420)	$(3,276)

f.	Amortization of acquisition related intangible assets and medical technologies.

g.	Non-recurring in-process research and development expense relating to payments made to licensors and collaborators.

h.	Foreign exchange fluctuations on foreign currency net monetary assets.

i.	Realized loss on disposition of assets and other capitalized costs.

j.	Amortization of deferred financing costs.

k.	Write-down of other deferred financing charges.

l.	Realized loss on disposition of investment and unrealized loss on write-down of investments.

m.	Loss on write-down of assets classified as held for sale.

n.	Loss on write-down of goodwill.

o.	Tax effects of adjustments a. through n. for the period, including the reversal of tax reserves previously booked.

ANGIOTECH PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	Year ended				Year ended
(in thousands of U.S.$, except share and per share data)	December 31, 2008				December 31, 2007
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
REVENUE
Royalty revenue	$91,546	$-		$91,546	$116,659	$-		$116,659
Product sales, net	190,816	-		190,816	170,193	2,579	a	172,772
License fees	910	(910)	b	-	842	(842)	b	-
	283,272	(910)		282,362	287,694	1,737		289,431

EXPENSES
License and royalty fees	14,258	-		14,258	18,652	-		18,652
Cost of products sold	101,052	(122)	c	100,930	94,949	(2,065)	c	92,884
Research and development	53,192	(5,535)	d	47,657	53,963	(4,582)	d	49,381
Selling, general and administrative	98,483	(11,959)	e	86,524	99,315	(16,470)	e	82,845
Depreciation and amortization	33,998	(30,219)	f	3,779	33,429	(29,971)	f	3,458
In-process research and development	2,500	(2,500)	g	-	8,125	(8,125)	g	-
	303,483	(50,335)		253,148	308,433	(61,213)		247,220
Operating (loss) income	(20,211)	49,425		29,214	(20,739)	62,950		42,211
Other income (expenses):
Foreign exchange gain (loss)	540	(540)	h	-	(341)	341	h	-
Investment and other income	1,192	668	i	1,860	10,393	(5,422)	i	4,971
Interest expense on long-term debt	(44,490)	2,236	j	(42,254)	(51,748)	2,242	j	(49,506)
Write-down and other deferred financing charges	(16,544)	16,544	k	-	-	-		-
Write-down / loss on redemption of investments	(23,587)	23,587	l	-	(8,157)	8,157	m	-
Write-down of assets held for sale	(1,283)	1,283	n	-	-	-		-
Write-down of goodwill	(649,685)	649,685	o	-	-	-		-
	(733,857)	693,463		(40,394)	(49,853)	5,318		(44,535)

(Loss) income from continuing operations before
income taxes	(754,068)	742,888		(11,180)	(70,592)	68,268		(2,324)
Income tax (recovery) expense	(12,892)	19,919	p	7,027	(14,545)	18,066	p	3,521

(Loss) income from continuing operations	(741,176)	722,969		(18,207)	(56,047)	50,202		(5,845)
Net loss from discontinued operations, net of income
taxes	-	-		-	(9,893)	9,893		-
Net (loss) income for the period	$(741,176)	$722,969		$(18,207)	$(65,940)	$60,095		$(5,845)

Basic and diluted net (loss) income per common share
from continuing operations	$(8.71)			$(0.21)	$(0.66)			$(0.07)

Weighted average shares outstanding (000’s) – basic and
diluted	85,118			85,118	85,015			85,015

a.	Amounts accrued for costs incurred, and potential future costs, related to our offer to accept returns of Contour Threads brand product as part of consolidation and discontinuation of the Contour Threads brand name, coincident with the launch of our Quill SRS brand name.

b.	Non-recurring, non-operating license revenue.

c.	Severances and reorganization costs. In 2007, change in estimate of accounting for excess and obsolete inventory resulting from the alignment during the second quarter of 2007 of inventory policies across our various manufacturing operations.

d.	Research and development adjustments:

		Year -ended	Year-ended
		Dec 31, 2008	Dec 31, 2007
	Stock-based compensation	(795)	(1,665)
	License fees due to licensors related to non-recurring license revenue	-	(419)
	Termination and reorganization costs	(3,302)	(849)
	Non-recurring supply / distribution agreement termination costs	(500)	(899)
	Non-recurring research and development expenses and intellectual property license agreement.	(938)	(750)
		(5,535)	(4,582)
e.	Selling, general and administrative adjustments:
		Year-ended	Year-ended
		Dec 31, 2008	Dec 31, 2007
	Stock-based compensation	(1,641)	(2,924)
	Termination and reorganization costs	(6,983)	(8,365)
	Litigation expenses relating to defending intellectual property claims	(2,670)	(4,931)
	Non-recurring financing fees	(665)	-
	Non-recurring supply / distribution agreement termination costs	-	(250)
		(11,959)	(16,470)
f.	Amortization of acquisition-related intangible assets and medical technologies.

g.	Non-recurring in-process research and development expense relating to payments made to licensors and collaborators.

h.	Foreign exchange fluctuations on foreign currency net monetary assets.

i.	Realized loss on disposition of assets and unrealized loss on write-down of an intangible asset. In 2007, write-off of uncollectible receivable and write- off of certain capitalized costs, net of gain realized on recovery of investments.

j.	Amortization of deferred financing costs.

k.	Write-down of other deferred financing charges.

l.	Realized loss on disposition of investment and unrealized loss on write-down of investments.

m.	Net impact of loss and gain on redemption of investments of common share holdings in Orthovita Inc. and NuVasive Inc. respectively.

n.	Loss on write-down of assets classified as held for sale.

o.	Loss on write-down of goodwill.

p.	Tax effects of adjustments a. through o. for the period, including the reversal of tax reserves previously booked.

ANGIOTECH PHARMACEUTICALS, INC.
CALCULATION OF ADJUSTED EBITDA
(Unaudited)

Three months ended December 31,			Year ended December 31,
(in thousands of U.S.$)	2008	2007	2008	2007

Net loss on a GAAP basis	$(76,963)	$(27,859)	$(741,176)	$(65,940)
Interest expense on long-term debt	10,639	12,774	44,490	51,748
Income tax expense (recovery)	(2,577)	9,734	(12,892)	(16,152)
Depreciation and amortization	9,327	9,902	38,174	37,907
EBITDA	(59,574)	4,551	(671,404)	7,563
Adjustments:

Net loss from discontinued operations, excluding depreciation,
amortization and income tax expense included above	-	-	-	11,122
In-process research and development	-	125	2,500	8,125
Non-recurring research and development	313	-	938	750
Non-recurring revenue, net of license fees	(353)	(266)	(912)	(426)
Stock-based compensation	458	871	2,439	4,588
Litigation expenses	177	(971)	2,670	4,931
Foreign exchange loss (gain)	1,032	(173)	(540)	340
Investment and other income	498	(511)	(1,255)	(4,814)
Severance	1,583	3,526	10,407	8,964
Supply/distribution agreement termination costs	-	-	-	2,199
E&O inventory adjustment	-	665	-	2,645
Contour Threads return costs accrual	-	-	-	2,579
Write off of capitalized costs	-	(981)	500	(300)
Write off uncollectible tax receivable	-	-	-	2,250
Gain realized on recovery of investment	-	-	-	(7,510)
Accrued interest income	-	-	-	(597)
Non-recurring financing costs	665	-	665	-
Write-down and other deferred financing charges	3,000	-	16,544	-
Write-down / loss on redemption of investments	10,964	-	23,587	8,157
Write-down of assets held for sale	1,283	-	1,283	-
Write-down of goodwill	50,285	-	649,685	-
Adjusted EBITDA	$10,331	$6,836	$37,107	$50,566

ANGIOTECH PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
As at	December 31,	December 31,
(in thousands of U.S.$)	2008	2007
ASSETS
Cash and short-term investments	$39,800	$109,225
Accounts receivable	25,524	22,678
Inventories	38,594	33,647
Deferred income taxes	3,820	5,964
Other current assets	5,234	7,070
Total current assets	112,972	178,584
Long-term investments	1,561	6,557
Assets held for sale	8,422	-
Property and equipment, net	49,108	59,187
Intangible assets, net	195,477	225,889
Goodwill	-	659,511
Deferred financing costs	11,363	13,600
Other assets	6,294	6,780
Total assets	$385,197	$1,150,108

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities	$61,415	$62,940
Long-term debt	575,000	575,000
Deferred income taxes	40,577	59,368
Other tax liabilities	3,145	4,693
Other long-term liabilities	4,933	6,035
Stockholders’ (deficit) equity	(299,873)	442,072
Total liabilities and stockholders’ (deficit) equity	$385,197	$1,150,108

Forward Looking Statements
Statements contained in this press release that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimates,” “continues,” “anticipates,” “intends,” “expects” and similar expressions, constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities laws. All such statements are made pursuant to the “safe harbor” provisions of applicable securities legislation. Forward-looking statements may involve, but are not limited to, comments with respect to our objectives and priorities for 2009 and beyond, our strategies or future actions, our targets, expectations for our financial condition and the results of, or outlook for, our operations, research, development, product and drug development. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: general economic and business conditions, both nationally and in the regions in which we operate; market demand; technological changes that could impact our existing products or our ability to develop and commercialize future products; competition; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; adverse results or unexpected delays in pre-clinical and clinical product development processes; adverse findings related to the safety and/or efficacy of our products or products sold by our partners; decisions, and the timing of decisions, made by health regulatory agencies regarding approval of our technology and products; the requirement for substantial funding to conduct research and development and to expand manufacturing and commercialization activities or consummate acquisitions; and any other factors that may affect performance. In addition, our business is subject to certain operating risks that may cause the actual results expressed or implied by the forward-looking statements in this press release to differ materially from our actual results. These operating risks include: our ability to attract and retain qualified personnel; our ability to successfully complete pre-clinical and clinical development of our products; changes in business strategy or development plans; our failure to obtain patent protection for discoveries; loss of patent protection resulting from third party challenges to our patents; commercialization limitations imposed by patents owned or controlled by third parties; our ability to obtain rights to technology from licensors; liability for patent claims and other claims asserted against us; our ability to obtain and enforce timely patent and other intellectual property protection for our technology and products; the ability to enter into, and to maintain, corporate alliances relating to the development and commercialization of our technology and products; market acceptance of our technology and products; our ability to successfully manufacture, market and sell our products; the continued availability of capital to finance our activities; and any other factors referenced in our other filings with the SEC and applicable Canadian regulatory authorities. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in our annual report for the year ended December 31, 2007 filed with the SEC on Form 40-F and our quarterly report for the three months ended September 30, 2008 filed with the SEC on Form 10-Q.

Given these uncertainties, assumptions and risk factors, readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by law, we disclaim any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained in this press release to reflect future results, events or developments.

©2009 Angiotech Pharmaceuticals, Inc. All Rights Reserved.

About Angiotech Pharmaceuticals
Angiotech Pharmaceuticals, Inc. is a global specialty pharmaceutical and medical device company with over 1,500 dedicated employees. Angiotech discovers, develops and markets innovative treatment solutions for diseases or complications associated with medical device implants, surgical interventions and acute injury. To find out more about Angiotech (NASDAQ: ANPI, TSX: ANP), please visit our website at www.angiotech.com.

FOR ADDITIONAL INFORMATION:

DeDe Sheel
Investor Relations and Corporate Communications
Angiotech Pharmaceuticals, Inc.
(415) 293-4412
dede.sheel@fdashtonpartners.com